Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 23, 2020, with respect to the financial statements as of December 31, 2019 and the two years then ended, of Magal Soluciones Integrales, S.A. de C.V. (formerly named Senstar Latin America SA DE CV.) included in the Annual Report of Magal Security Systems Ltd. on Form 20-F for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements on Form S-8 (File Nos. 333-127340, 333-164696, 333-174127 and 333-190469).

Mexico City, Mexico	/s/ Sallas, Sainz – Grant Thornton, S.C. SALLAS, SAINZ – GRANT THORNTON, S.C.
April 26, 2021	A Member of Grant Thornton International Ltd.